Exhibit 3.1

FIFTH CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Nuverra Environmental Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Nuverra Environmental Solutions, Inc.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Fifth Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and held on May 20, 2016, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Fifth Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation.

THIRD: Upon the filing and effectiveness pursuant to the General Corporation Law of the State of Delaware of this Fifth Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation, Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment, Second Certificate of Amendment, Third Certificate of Amendment, and Fourth Certificate of Amendment thereof, shall be hereby further amended to read in its entirety as follows:

“Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is three hundred fifty-one million (351,000,000) shares of capital stock, consisting of (i) three hundred fifty million (350,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

FOURTH: The remaining provisions of the Amended and Rested Certificate of Incorporation, as amended by the Certificate of Amendment, Second Certificate of Amendment, Third Certificate of Amendment, and Fourth Certificate of Amendment thereof, are not affected by the aforementioned amendment and remain in full force and are not affected by this Fifth Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation.

FIFTH: The foregoing amendment shall be effective immediately upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has duly caused this Fifth Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed this 20th day of May, 2016.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary